PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 29, 2025

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

REAL TRADING RESEARCH INC.

500 Post Road East, 2nd Floor

Westport, CT 06880

(831) 709-4766

www.realtradingresearch.com

Best efforts offering of the following securities:

Up to $20,000,000 worth of Tokens (as defined below)

This offering circular (this “Offering Circular”) is intended to describe an offering by Real Trading Research Inc., a Delaware corporation (which we refer to as “we,” “us,” “our” or the “Company”), which is offering up to 18,000,000 tokens of our new cryptoasset, the $Trend Token (the “Tokens”), from a total capped supply of 100,000,000 Tokens (the “Token Cap”) for a maximum offering amount of $20,000,000, at a price of $1.11 per Token (the “Offering”).

For further details regarding the Tokens, please see “Securities Being Offered” beginning on page 30 of this offering circular.

The Tokens are currently listed on the Hyperliquid exchange, and we expect that the Tokens will be listed on other exchanges as well following the closing of the Offering. We do not intend to apply for listing of the Tokens on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read this entire offering circular and consider the information set forth in the “Risk Factors” section beginning on page 2 before deciding to invest in our securities.

	Price to Public	Underwriting discount and commissions[1]	Proceeds, Before Expenses, to Issuer[2]
Per Token	$1.11	-	$1.11
Total Minimum	$1,110	-	$1,110
Total Maximum[3]	$20,000,000	-	$20,000,000

An offering statement (of which this Offering Circular is a part; the ”Offering Statement”) relating to the offer and sale of the Tokens has been filed with the Securities and Exchange Commission (“SEC”) as required pursuant to the terms of Rule 251 (17 CFR 230.251) of the Securities Act of 1933 (the “Securities Act”; Rule 251, together with all related statutes, rules and regulations, being referred to individually and collectively herein as “Regulation A”). The proposed Offering will begin as soon as practicable after the Offering Statement has been qualified by the SEC.

This Offering will terminate at the earlier of (1) the date at which the maximum Offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, subject to an extension of up to an additional one year at the discretion of the Company, or (3) the date at which this Offering is earlier terminated by the Company at its sole discretion. The Company has not made any arrangements to date to place the funds received in an escrow, trust, or similar arrangement. Provided that an investor purchases Tokens in the amount of the minimum investment, $1,110 (1,000 Tokens at $1.11 each), there is no minimum number of Tokens that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED OR SOLD IN ANY STATE OR JURISDICTION UNLESS THE OFFERING IS REGISTERED OR QUALIFIED THEREIN OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE. WE WILL NOT MAKE ANY OFFER OR SALE IN ANY JURISDICTION WHERE SUCH REGISTRATION OR QUALIFICATION IS REQUIRED AND NOT OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

1	Company has not engaged any registered broker-dealer or member of FINRA as an underwriter or placement agent to offer the Tokens to prospective investors. Notwithstanding the foregoing, the Company reserves the right to use one or more registered broker-dealers and members of FINRA, acting as underwriters or placement agents, and pay such broker-dealers a cash commission of up to 10% of the gross proceeds raised by the broker-dealers, as well as one-time set-up fees. See the section below entitled “Plan of Distribution” for details.

2	The amounts shown are before deducting estimated offering expenses including, without limitation, legal, accounting, auditing, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering (as defined below).

3	Assumes that the maximum aggregate offering amount of $20,000,000 is received by us. The Offering is being conducted on a best-efforts basis without any minimum target.

Sales of these securities will commence on approximately March 1, 2026.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is October 29, 2025.

Please read this Offering Circular carefully. It describes our business, our financial condition and results of operations. It also outlines the framework for governing the Trend Protocol (as defined below) through the Constitution of the Trend DAO. We have prepared this Offering Circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than that contained in this Offering Circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this Offering Circular is accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not taken any action that would permit this Offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this Offering Circular outside the United States.

This Offering Circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable.

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Caution Regarding Forward-Looking Statements

We make statements in this Offering Circular that are forward-looking statements. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Offering Circular or in the information incorporated by reference into this Offering Circular.

The forward-looking statements included in this Offering Circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised from this Offering;

●	ability to attract and retain Investors on the Platform;

●	risks associated with breaches of our data security;

●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

●	climate change and natural disasters that could adversely affect our Projects and our business;

●	changes in economic conditions generally and the crypto and securities markets specifically;

●	our failure to obtain necessary outside financing;

●	increased interest rates and/or operating costs;

●	exposure to liability relating to environmental and health and safety matters;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain executive officers and other key personnel;

●	regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

●	changes in business conditions and the market value of our Tokens; and

●	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, those named above and those named under “Risk Factors”, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

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(1) SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in Tokens. You should carefully read the entire Offering Circular carefully, especially concerning the risks associated with the investment in the securities covered by this offering circular discussed under the “Risk Factors” section beginning on page 2. Investors should also consider the Token Cap, the potential for $USDC Payouts, and Staking Incentives as mitigation measures to potential dilution, as further described herein.

The governance of the “Trend Protocol” is outlined in the Constitution of the Trend DAO (the “Constitution”). The Constitution establishes a framework for collective decision-making by $TREND Tokenholders, who form the “Trend DAO”. Key aspects include the role of the “Trend Foundation”, a British Virgin Islands foundation company facilitating growth; the “TIP” (Trend Improvement Proposal) Process for all changes and amendments; a “Code of Conduct” and “Community Values” for participants; and a “Security Council” with emergency powers to uphold the Constitution. The Constitution also details the DAO's voting mechanics (one $TREND Token equals one vote), grant funding mechanisms, and Security Council election processes. Amendments to the Constitution and all governance mechanisms are managed through the TIP Process.

The Company

Real Trading Research Inc. (the “Company” or “RTR”), a Delaware corporation, is building the world’s first fully distributed, on-chain fund platform leveraging blockchain technology, smart contracts, and tokenized ownership. The Company’s flagship product, the HyperTrend Protocol, is a next-generation, fully automated crypto-futures high-frequency trading (HFT) system (the “Trend Protocol”). The Trend Protocol is governed by the Trend DAO through the Constitution. The platform is designed to deliver speed, transparency, trustless operations, and global accessibility, while eliminating single counterparty risk through a DeFi vault structure.

The Offering

Securities offered by us:	Up to 18,000,000 Tokens (from a total capped supply of 100,000,000 Tokens, enforced by smart contract).

Price per Token:	$1.11

Minimum Investment:	1,000 Tokens ($1,110)

Maximum Offering:	$20,000,000. We will not accept investments greater than the maximum offering amount.

No Fractional Interests	The Tokens will be sold and issued only in whole number increments.

Use of Proceeds:	See the description in the section entitled “Use of Proceeds” on page 14 herein.

Length of Offering:	Tokens will be offered on a continuous basis until the earlier of (1) the maximum number of Tokens are sold, and (2) if we, in our sole discretion, withdraw or terminate this offering.

Eligible Purchasers	The Tokens will only be made available to persons who: (i) are eligible to purchase securities pursuant to the terms of Regulation A; (ii) who have satisfied all applicable Required Verifications; and (iii) who have executed the Subscription Agreement (as defined below).

Form of Token	Each Token will be issued, and all times held, in digital form only.

Equity Rights	LIMITED. While the Tokens will not represent equity interests of the Company, the rights of the Tokenholders will be expressly limited to the specific distribution and voting rights discussed herein, including the potential for real value payouts in $USDC for $TREND holders (the “$USDC Payouts”) and financial incentives for long-term staking (the “Staking Incentives”). Without limiting the generality of the foregoing, it should be noted that the holders of the Token will NOT have, or otherwise be entitled to any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of other equity interests of the Company may now or hereafter have; and/or except to the limited extent noted below, any vote (or any other say) on any matter regarding the Company or its business.

(2) RISK FACTORS

Investing in our Tokens involves a high degree of risk. In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our Tokens. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Business and Financial Status

Regulatory Uncertainty May Adversely Affect Our Business.

The digital asset and cryptocurrency industries are subject to rapidly evolving and uncertain regulatory frameworks in multiple jurisdictions. Regulatory authorities may introduce new laws, regulations, or guidance, or reinterpret existing ones, that could adversely affect the Company’s operations, the issuance and trading of the $TREND token, the operation of on-chain investment vaults, customer access to products and services, and the scope of product offerings. Changes in regulations could require significant modifications to the Company’s business model, restrict access to certain markets, result in penalties, fines, or other enforcement actions, trigger regulatory investigations, or force the discontinuation of certain services. This regulatory uncertainty also extends to the governance and operations of the Trend DAO and the Trend Protocol as defined in the Constitution.

Operating Globally Exposes Us to Complex Jurisdictional Risks.

The Company’s products and services are accessible globally, exposing the Company to a complex web of international laws and regulations, including securities, anti-money laundering (AML), know-your-customer (KYC), tax, and data privacy requirements. The Company faces challenges in adapting to differing and sometimes conflicting regulatory requirements across jurisdictions, which may require significant operational changes, increased compliance costs, or strategic adjustments. Failure to comply with applicable laws in any jurisdiction could result in legal liability, financial penalties, reputational harm, restrictions on business activities, or the inability to operate in certain markets.

Uncertainty Exists Regarding Whether Digital Assets Are Classified as Securities.

There is significant uncertainty as to whether certain digital assets, including the $TREND token, may be deemed securities or investment contracts under applicable law. If the $TREND Token or other Company-issued tokens are classified as securities, the Company may be required to register such tokens or comply with additional regulatory requirements, which could materially impact the Company’s operations and financial condition. In addition, such classification could subject the Company, its management, and the Trend DAO to enforcement actions, investigations, or litigation by regulatory authorities, and may result in penalties, fines, or other sanctions. The evolving and uncertain legal landscape regarding digital assets increases the risk of inadvertent non-compliance, and any adverse regulatory determination could also negatively affect the value, liquidity, or transferability of the $TREND token and other Company-issued tokens, potentially harming token holders.

We may never become profitable.

To become profitable, we must successfully develop, launch, and market our automated crypto exchange account platform, either independently or in collaboration with strategic partners. We may never generate significant recurring revenues or achieve profitability. Our ability to become profitable depends on broad adoption of our automated crypto exchange services, our success in acquiring and retaining a sufficient number of paying users within a reasonable timeframe, and our capacity to manage operational costs and customer attrition. There can be no assurance that we will achieve these objectives or that our business model will result in profitability.

Digital Asset Markets Are Highly Volatile.

The value of digital assets, including cryptocurrencies and tokens, is highly volatile and subject to rapid and unpredictable price fluctuations. Market downturns, loss of confidence in digital assets, adverse macroeconomic conditions, regulatory changes, technological developments, and market manipulation could materially reduce the value of assets under management, the $TREND token, and the Company’s revenue streams.

Periods of Low Liquidity May Impair Operations.

Digital asset markets may experience periods of low liquidity due to market volatility, regulatory changes, technological failures, or macroeconomic events, which could impair the ability of investors to buy or sell tokens or redeem investments in the Company’s vaults. Illiquidity may also impact the Company’s ability to manage funds effectively, meet redemption requests, maintain stable token pricing, and respond to sudden market events or operational needs. In extreme cases, the Company may be forced to sell assets at unfavorable prices or temporarily suspend redemptions, which could result in losses for investors and negatively affect the Company's reputation and financial condition.

Intense Competition Could Affect Market Position.

The digital asset management and trading industry is highly competitive and characterized by rapid innovation. The Company faces competition from both traditional financial institutions and emerging fintech and DeFi platforms, as well as potential new entrants to the market. Changes in customer preferences, technological advancements, and regulatory developments may further intensify competition. Failure to maintain technological leadership or respond to competitive pressures could adversely affect the Company’s market position and profitability.

Smart Contracts and Technology May Be Vulnerable to Risks.

The Company’s platform relies on complex smart contracts and blockchain technology. Smart contracts are subject to coding errors, vulnerabilities, and exploits that could result in the loss of funds, unauthorized transactions, or disruption of services. In addition, risks may arise from third-party integrations, software updates, and potential regulatory changes that could impact the functionality or legality of smart contracts and related technologies. While the Company intends to conduct audits and implement security best practices, no technology is immune to risk.

Cybersecurity Threats Could Result in Losses and Reputational Harm.

The Company and its customers are exposed to a broad range of cybersecurity risks, including but not limited to hacking, phishing, malware, ransomware, denial-of-service attacks, insider threats, and other malicious activities targeting digital assets and sensitive information. These threats may originate from external actors, internal personnel, or third-party service providers. A successful cyberattack could result in the theft, loss, or unauthorized access to digital assets, compromise of confidential customer or company data, manipulation of trading activities, or prolonged service outages. Such incidents could materially harm the Company’s reputation, financial position, regulatory compliance status, and customer trust. Despite the implementation of robust security measures, regular audits, and ongoing monitoring, no system is completely immune to cyber threats, and the evolving nature of these risks may require continuous adaptation and investment in cybersecurity infrastructure.

Continuous technology development is essential for the Company to remain competitive.

The digital asset industry is characterized by rapid technological change, frequent innovation, and evolving security threats. The Company’s ability to remain competitive and deliver value to its users depends on its capacity to continually develop, upgrade, and secure its trading algorithms, smart contracts, and platform infrastructure. This includes adapting to new blockchain protocols, integrating emerging technologies, and responding to changes in regulatory requirements. Delays, failures, or shortcomings in technology development, integration, or maintenance could impair the Company's competitive position, result in operational disruptions, or expose the Company to security vulnerabilities. Additionally, the inability to attract and retain skilled technical personnel, or to allocate sufficient resources to research and development, may further hinder the Company’s ability to keep pace with industry advancements. As a result, the Company may face increased operational risks, reduced market share, and diminished user trust if it fails to effectively manage its technology development processes.

The Company's future revenue and profitability are highly uncertain and depend on multiple factors.

The Company’s future revenue and profitability are subject to significant uncertainty and depend on a variety of factors, including but not limited to market adoption, trading performance, the value and volatility of digital assets, competitive dynamics, regulatory developments, and macroeconomic conditions. The Company's business model may be affected by fluctuations in user activity, transaction volumes, and the overall demand for its products and services. Additionally, changes in technology, evolving customer preferences, and unforeseen operational challenges could further impact revenue streams. There can be no assurance that the Company will achieve or sustain this profitability, and periods of significant losses may occur. The Company may also require additional capital to support its operations and growth, and there is no guarantee that such funding will be available on favorable terms, or at all. As a result, investors should be aware that Company’s financial performance may be highly variable and subject to material risks beyond the Company's control.

The value and utility of the $TREND Token and other ecosystem tokens are subject to significant risks.

The value of the $TREND Token and other ecosystem tokens is subject to a wide range of factors, including market forces, investor sentiment, regulatory developments, technological changes, and the effectiveness of the Trend Protocol's tokenomics, which include a capped supply, $USDC payouts, and staking incentives as further detailed in the Constitution. Fluctuations in cryptocurrency markets, changes in macroeconomic conditions, or negative publicity could significantly impact token prices. If incentives are misaligned, market demand for the token declines, or the tokenomics model fails to attract and retain participants, the value and utility of the token may be adversely affected, impacting both the Company and Tokenholders. Additionally, unforeseen changes in tax treatment, legal status, or exchange listing policies could further affect token liquidity and value.

Token dilution and vesting schedules may negatively impact token holders.

The Company’s tokenomics include allocations for team members, early investors, and ecosystem incentives, which are subject to vesting schedules and release mechanisms. The release or vesting of large quantities of tokens, whether through scheduled events or unforeseen circumstances such as early unlocks or accelerated vesting, could create significant downward pressure on token prices and dilute the interests of existing holders. Furthermore, the potential for future fundraising rounds, strategic partnerships, or changes in allocation policies may result in additional dilution. Holders should also consider the risks associated with limited transparency regarding future token distributions and the possibility of concentrated ownership among early stakeholders, which could influence governance and market dynamics.

The value of the Token could be diluted if additional Tokens are issued or if existing Tokens are released from lock-up periods, potentially impacting market price and individual holder's proportional ownership. To mitigate this risk, the total supply of Tokens is capped at 100,000,000, which is enforced by the Trend Protocol's smart contract. Furthermore, the Company intends to provide additional value to Tokenholders through potential real value payouts in $USDC and financial incentives for long-term staking, including boosted $USDC payouts, which are designed to reward sustained engagement and offset potential dilution effects. Despite these measures, significant fluctuations in demand or market conditions could still affect Token value.

The Company's success depends on the continued service and expertise of key personnel.

The Company’s success is heavily dependent on the continued service, expertise, and performance of its senior management team and key technical personnel, including those responsible for product development, security, and compliance. The loss of one or more members of the management or development teams, whether due to resignation, illness, or other unforeseen circumstances, could disrupt day-to-day operations, delay strategic initiatives, and negatively impact the Company's ability to execute its business strategy. Additionally, competition for qualified personnel in the digital asset and technology sectors is intense, and the Company may face challenges in attracting and retaining top talent, which could further impact its operational effectiveness and long-term growth prospects

The Company's operations rely extensively on third-party service providers.

The Company relies extensively on third-party exchanges, custodians, payment processors, and technology providers for the execution of trades, custody and safekeeping of digital assets, transaction settlement, and other critical operational functions. Disruptions, failures, cyberattacks, insolvency, or breaches at these third parties could adversely affect the Company’s operations, compromise the security and integrity of customer assets, and result in financial losses or reputational damage. Furthermore, the Company may have limited ability to monitor, control, or mitigate risks associated with these third-party providers, and changes in their business practices, regulatory status, or service offerings could require the Company to seek alternative solutions, potentially at increased cost or operational complexity.

The Company may face significant challenges in scaling its operations and infrastructure as it grows.

As the Company expands its customer base, product offerings, and geographic footprint, it may encounter significant challenges in scaling its technology infrastructure, operational processes, and customer support functions. Rapid growth could strain existing systems, lead to bottlenecks, and expose vulnerabilities in risk management, compliance, and internal controls. Failure to effectively manage growth and scale operations could result in operational inefficiencies, increased costs, service outages, regulatory non-compliance, or diminished customer experience. RTR must continually invest in upgrading its technology, hiring and training staff, and refining its processes to ensure sustainable and resilient growth.

The Company's fund structures involve complex legal, regulatory, and tax arrangements across jurisdictions.

The Company’s investment vaults and fund structures may involve complex legal, regulatory, and tax arrangements across multiple jurisdictions, each with distinct requirements and compliance obligations. The Company must navigate evolving tax laws, securities regulations, anti-money laundering rules, and cross-border transaction restrictions, which may require significant resources and expertise from the Trend Foundation and oversight from the Security Council. Changes in tax law, regulatory requirements, or the interpretation thereof could increase compliance costs, introduce new reporting obligations, or reduce the attractiveness and competitiveness of the Company’s offerings. Additionally, the complexity of these structures may create challenges in investor communications, transparency, and risk management.

Smart contract administration and decentralized governance introduce novel operational risks.

The administration of funds via smart contracts and decentralized governance mechanisms introduces novel and evolving risks. These include the potential for governance attacks, protocol exploits, disputes among Tokenholders regarding protocol changes or upgrades through the TIP Process, and unintended consequences arising from software bugs or vulnerabilities. Decentralized governance by the Trend DAO may also result in slower decision-making, lack of accountability, or conflicting interests among participants. The Company, in conjunction with the Trend Foundation and Security Council, must implement robust security audits, monitoring systems, and contingency plans to mitigate these risks and ensure the integrity and reliability of its smart contract-based operations.

Negative publicity could significantly harm the Company’s reputation and business prospects.

Negative publicity, whether accurate or not, regarding the Company, its management, business practices, partners, or the digital asset industry as a whole could significantly harm the Company’s reputation and adversely affect its business prospects. This risk extends to negative media coverage, social media activity, regulatory investigations, or public perception of the digital asset sector. Damage to the Company’s reputation could result in loss of customers, partners, or investors, increased regulatory scrutiny, and challenges in attracting and retaining talent, all of which could materially and adversely impact the Company's operations and financial condition.

Failure to protect intellectual property could erode the Company’s competitive advantages and financial position.

The Company’s success depends in part on its ability to develop, maintain, and protect its proprietary technology, including the Trend Protocol, trade secrets, trademarks, copyrights, and other intellectual property. The Company may face challenges from unauthorized use, copying, distribution, or reverse engineering of its technology, which could erode competitive advantages and result in loss of revenue or market share. Additionally, the Company may be subject to claims of intellectual property infringement by third parties, which could result in costly litigation, licensing fees, or restrictions on the use of certain technologies. The Company's ability to enforce its intellectual property rights may be limited in certain jurisdictions, and failure to adequately protect these rights could adversely affect its business and prospects.

Events beyond the Company’s control could materially disrupt operations and financial results.

The Company’s operations may be adversely affected by events beyond its control, including but not limited to natural disasters (such as earthquakes, floods, hurricanes, or wildfires), pandemics or public health emergencies, acts of terrorism, war, civil unrest, cyberattacks, power outages, or significant disruptions to blockchain networks or the broader financial system. Such events could result in operational interruptions, loss of data, delays in product development, supply chain disruptions, or increased costs. In addition, changes in government policies, regulations, or economic conditions arising from such events could further impact the Company’s ability to operate effectively. The occurrence of any of these events could materially and adversely affect the Company's business, financial condition, and results of operations.

The Company is subject to significant accounts payable and other current liabilities, which it may be unable to repay.

As of October 29, 2025, the Company has accounts payable, accrued liabilities, loans payable, and other liabilities totaling approximately $352,000. The Company also expects to incur additional indebtedness from time to time to fund operations. The Company's operations are not currently able to generate sufficient cash flows to meet its payables and other liabilities, which could reduce its financial flexibility, increase interest expenses, and adversely impact its operations. The Company may not generate sufficient cash flow from operations to enable it to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect the Company's operations in several ways, including the following:

●	A significant portion of the Company's cash flows could be required to service such indebtedness.

●	A high level of indebtedness could increase the Company's vulnerability to general adverse economic and industry conditions.

●	Any covenants contained in the agreements governing such outstanding indebtedness could limit the Company's ability to borrow additional funds, dispose of assets, pay dividends, and make certain investments.

●	A high level of indebtedness may place the Company at a competitive disadvantage compared to competitors that are less leveraged and, therefore, those competitors may be able to take advantage of opportunities that the Company's indebtedness may prevent it from pursuing.

●	Debt covenants may affect the Company's flexibility in planning for, and reacting to, changes in the economy and in its industry, if any.

The Company may need to refinance or restructure all or a portion of its indebtedness and other liabilities on or before maturity. The Company may not be able to refinance any of its indebtedness or other liabilities on commercially reasonable terms, or at all.

Indebtedness and other liabilities increases the risk that the Company may default on its debt obligations and other liabilities. As of October 29, 2025, the Company currently owes, or there will become due, indebtedness evidenced by promissory notes aggregating in excess of $300,000 (exclusive of interest). The Company may not be able to generate sufficient cash flows to pay the principal or interest on its debt. If the Company cannot service or refinance its indebtedness and other liabilities or convert or exchange indebtedness for equity, it may have to take actions such as selling significant assets, seeking additional equity financing (which will result in dilution), or reducing or delaying capital expenditures, any of which could have a material adverse effect on the Company's operations and financial condition. Furthermore, if the Company does not have sufficient funds and is otherwise unable to arrange financing to repay its outstanding indebtedness, its assets may be foreclosed upon, among other damages to lenders, which could have a material adverse effect on the Company's business, financial condition, and results of operations. While the Company reported a positive Net Income for the interim period, it may still need to seek additional capital in the future to support its operations, growth, or to address unforeseen financial challenges. The inability to obtain such funding on favorable terms, or at all, could have a material adverse effect on the Company's business, financial condition, and results of operations.

Due to the Company's reliance on third-party software developers and coders to develop and maintain its products and services, the Company is unable to directly control the timing, conduct, and expense of its product launches.

The Company plans to rely primarily on third-party developers and software development partners to build and maintain its technology platform. As a result, the Company will have less control over the delivery and quality of its products than would be the case if it relied entirely upon its own employees or contractors. Communicating with outside development teams can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Third-party developers may have staffing difficulties, may undergo changes in priorities, or may become financially distressed, adversely affecting their willingness or ability to complete the Company's projects. The Company may experience unexpected increased costs that are beyond its control. Problems with the timeliness or quality of the work of a third-party development organization may lead the Company to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay product delivery, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct the required activities in an acceptable manner and at an acceptable cost.

Our competitors may develop and market automated trading platforms or hedge funds that are less expensive or more effective than our own.

The markets in which we operate-specifically, the automated cryptocurrency trading sector-are highly competitive. It is possible that our competitors will develop and market automated trading strategies, algorithms, or platforms that are less expensive, more effective, or safer than our own, or that could render our strategies obsolete. We expect that competition from other automated hedge funds and trading technology companies will increase. Many of these competitors may have substantially greater financial, technical, research, and other resources than we do. We may not have the financial resources, technical and research expertise, or marketing, distribution, or support capabilities to compete successfully.

Viable markets for our automated cryptocurrency trading strategies may never develop, may take longer to develop than we anticipate, or may not be sustainable.

As a fully automated crypto fund, our business model relies on algorithmic trading strategies that buy cryptocurrencies when prices are rising and short them when prices are falling. For our business to succeed, we must be able to develop and maintain commercially viable trading strategies and attract sufficient investor interest. If a viable market for our automated trading services fails to develop, develops more slowly than we anticipate, or proves unsustainable, we may be unable to recover the losses incurred in developing our strategies and may not achieve profitability. We will also need to establish effective marketing and distribution capabilities to reach potential investors and clients.

The development of a viable market for our services may be impacted by many factors, some of which are partly or entirely outside our control, including:

●	The cost competitiveness and performance of our automated trading strategies compared to competitors;

●	Investor reluctance to adopt new, fully automated trading solutions;

●	Perceptions of the safety, reliability, and efficacy of our trading algorithms and risk management systems.

We may not meet our development and commercialization milestones.

The Company, as a fully automated crypto fund, has established product development and commercialization milestones to assess progress toward developing commercially viable automated trading strategies for the Trend Protocol. These strategies are designed to automatically buy cryptocurrencies when prices are rising and short them when prices are falling.

We cannot assure you that the Company will successfully achieve these milestones in the future, or that any failure to achieve these milestones will not result in potential competitors gaining advantages in the target market. Failure to meet development and commercialization milestones might have a material adverse effect on operations and the value of the Company's Tokens.

We may be unable to manage rapid growth effectively.

As a fully automated crypto fund, the Company anticipates expanding its trading operations, accelerating the deployment of new algorithmic strategies, and entering a period of significant growth. This anticipated growth may place considerable strain on our management team, technology infrastructure, and financial and operational resources. Expansion may also expose the Company to increased competition, higher operational costs, and additional risks associated with scaling automated trading systems. Our ability to manage this growth effectively will require ongoing improvements to our trading algorithms, risk management protocols, and information systems, as well as the recruitment, training, and management of key personnel. Challenges in managing budgeting, forecasting, and process controls during rapid expansion could adversely affect our business, prospects, results of operations, and financial condition.

Risks Related to Our Intellectual Property

The Company is substantially dependent on its proprietary technology, algorithms, and other intellectual property rights that underpin its fully automated crypto exchange account operations. Failure to protect such rights, or to be successful in litigation related to our rights or the rights of others, may result in the payment of significant monetary damages and/or royalty payments, negatively impact our ability to offer or improve our automated crypto exchange services, or prohibit us from enforcing our intellectual property rights against others.

The Company is and will continue to be materially dependent on a combination of proprietary algorithms, trade secrets, trademarks, non-disclosure and non-competition agreements, and other intellectual property protections, which enable us to maintain our competitive advantage in the automated crypto exchange sector. The Company may also be subject to intellectual property litigation, including claims of patent or copyright infringement. Such litigation can result in significant damage awards and injunctions that could prevent the operation or further development of our automated crypto exchange account services, or require the Company to pay significant royalties in order to continue to operate. At any given time, the Company could potentially be involved as a plaintiff and/or as a defendant in a number of intellectual property or contractual actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of such litigation, the Company acknowledges the possibility that any such litigation could result in the payment of significant monetary damages and/or royalty payments, negatively impact our ability to offer or improve our automated crypto exchange account services, or prohibit us from enforcing our intellectual property rights against others, which would have a material adverse effect on the financial condition of the Company and on our business operations.

While the Company intends to defend against any threats to our intellectual property, including our proprietary algorithms, trade secrets, and trademarks, and while we intend to defend against any actual or threatened breaches of our non-disclosure and non-competition agreements, we may not adequately protect our intellectual property or enforce such agreements. Further, any patent or trademark applications currently pending that are owned by the Company may not result in patents or trademarks being issued to us; patents or trademarks issued to or licensed by the Company in the past or in the future may be challenged or circumvented by competitors, and such patents or trademarks may be found invalid, unenforceable, or insufficiently broad to protect our proprietary advantages.

Competitors may harm our business by designing products or offering services that mirror the capabilities of our automated crypto exchange account, or the technology contained therein, without infringing our intellectual property rights. If the Company is unable to protect its intellectual property, it could have a material adverse effect on our financial condition and business operations.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information related to our fully automated crypto exchange account.

We rely on trade secrets to protect our proprietary know-how and technological advances, particularly in the development and operation of our automated crypto trading technology, where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We depend in part on confidentiality agreements with our personnel, including consultants and other advisors to safeguard our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure. Additionally, others may independently discover our trade secrets and proprietary information related to our automated crypto exchange account. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop competing automated crypto exchange accounts or services, which could have a material adverse effect on our competitive business position.

Litigation regarding patents, patent applications, copyrights, trademarks, and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in launching new features or services on our fully automated crypto exchange platform and harm our ability to operate.

Our commercial success will depend in part on our ability to develop, operate, and offer our automated crypto exchange services without infringing the intellectual property rights of third parties. Other parties may obtain patents or other intellectual property rights in the future and allege that our technologies, algorithms, or platform features infringe their claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future intellectual property rights. Proceedings involving our intellectual property or those of others could result in adverse decisions regarding the patentability of our inventions relating to our platform or the enforceability, validity, or scope of protection offered by our intellectual property.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these matters. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the rights in court. Intellectual property litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully, or have our intellectual property declared invalid, we may incur substantial monetary damages; encounter significant delays in launching or maintaining our automated crypto exchange services; or be precluded from participating in the development, operation, or offering of our platform or related services.

Risks Related to Investment in our Securities

There is currently no trading market for the Tokens, which could make it difficult for you to liquidate an investment in the Tokens in a timely manner.

Because there is no public market for our Tokens at this time, you may not be able to liquidate your investment when you want. We cannot assure you that an active trading market for our Tokens will ever develop.

The market price and trading volume of our Tokens may be volatile, which may adversely affect its market price if and when a market develops.

The market price of our Tokens could be subject to significant fluctuations due to factors such as:

●	actual or anticipated fluctuations in our financial condition or results of operations;

●	the success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts.

As a result, our Tokens may trade at prices significantly below the price you paid to acquire them, if a market develops. Furthermore, declines in the price of our Tokens may adversely affect our ability to conduct future offerings or to recruit and retain key employees or consultants, including our managing directors and other key professional employees or consultants.

Your interest in us may be diluted if we issue additional Tokens.

In general, investors do not have preemptive rights to any tokens issued by us in the future. Therefore, investors may experience dilution of their investment if we issue tokens in the future, although the total supply is capped at 100,000,000 Tokens, which is enforced by a smart contract.

Investors should consult their own tax advisers regarding tax consequences of this Offering and the Tokens.

The Company makes no representations regarding the tax treatment that will apply to the Tokens or this Offering. Subscribers should consult their own tax advisers regarding such tax consequences.

You will generally not have voting rights.

Holders of the Tokens generally have no voting rights. However, the Company plans to establish a Trend DAO, governed by a Constitution, which will be used to provide ongoing guidance and a financial cushion for unexpected incidents.

Investment In Tokens May Be Highly Illiquid.

The Tokens have not been registered under the securities laws of any state or other jurisdiction within the United States. Offers and sales of the Tokens will be made only in reliance on an exemption from registration under applicable state securities laws. The Company will not offer or sell Tokens in any jurisdiction unless registered or qualified under the applicable state securities laws or an exemption from such registration or qualification is available and has been relied upon. All offers and sales will be made only through a Subscription Agreement (the form of which is attached as Exhibit 4 to this Offering Circular), which prospective investors must execute to subscribe for Tokens.

Because digital securities settle differently from traditional securities, such as shares of stock traded on the Nasdaq Global Market, the Company’s Tokens will not be listed for trading on any national stock exchange or through any other national market system trading platform. The Tokens will instead be issued and available for initial purchase exclusively via the Company Website (or through one or more Token Trading Platforms) as discussed herein. Any secondary trading of Tokens will take place solely on the Token Trading Platform(s) where the Tokens are eventually listed for sale/trade (if any).

With respect to the secondary trading of digital securities which are listed on a Token Trading Platform, the Token Trading Platform system will be closed so that only certain subscribers to the respective Token Trading Platform may buy and sell the subject securities. In addition, because digital securities like the Tokens are a new class of securities, distinct from traditional securities being traded on national exchanges, it is highly likely that the Token Trading Platform(s) where the Tokens are eventually listed for sale/trade (if any) will experience limited trading volume in comparison to the traditional, national, exchanges. As of the date hereof, the Tokens are listed on the Hyperliquid exchange, and we expect that the Tokens will be listed on other Token Trading Platforms as well following the closing of the Offering, though it is uncertain whether any such additional Token Trading Platform will be available in the foreseeable future.

As a result of the foregoing, the Tokens may have limited/no liquidly which will materially impair the ability of Token holders to easily dispose of their Tokens should the need arise and/or at a price they consider attractive or satisfactory.

Risks Related to Conflicts of Interest

The directors and executive officers of the Company also serve as directors and/or officers of, and investors in, other companies, and there exists the possibility for such directors and officers to be in a position of conflict.

Certain of the officers and directors of the Company are and may in the future become involved in other business activities and opportunities. If a specific business opportunity becomes available, such person(s) may face a conflict in selecting between the Company and his other business interests. The Company has not formulated a policy for the resolution of such conflicts. The Company will not share in the risks or rewards of such other ventures; however, such other ventures will compete for their time and attention, which might create other conflicts of interest. The Company does not at this time require its officers or directors to devote any particular amount of time to the Company. As a result, our business and results of operations could be materially adversely affected.

(3) DILUTION

While no Tokens have been acquired by officers, directors, promoters, or affiliated persons of the Company in the past year, any future team allocations of Tokens, including the anticipated 15,000,000 Tokens to be issued to employees or consultants of the Company, will vest only upon achieving specific performance metrics, such as assets under management and ratio targets. This vesting mechanism, coupled with a hard cap of 100,000,000 total Tokens enforced by smart contract, is designed to align interests and mitigate dilution.

(4) PLAN OF DISTRIBUTION

The Company is offering a maximum of 18,000,000 Tokens, for an aggregate offering amount of $19,980,000, on a “best efforts” basis.

The cash price per Token is $1.11.

The Company intends to market the Tokens in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold; (2) the date which is one year from this Offering being qualified by the Commission; and (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of this Offering, the Company expects to hold closings on at least a monthly basis.

The Company is offering its securities in all states. Offers and sales of the Tokens will be made in compliance with the securities laws of each state where offers or sales are made, and no offers or sales will be made in any jurisdiction unless the offering is registered or qualified, or an exemption from registration or qualification is available.

The Company has not engaged any broker-dealer registered with the SEC or who is a member of FINRA, to act as the broker-dealer of record in connection with this offering, underwriting or placement agent services. Accordingly, we intend to directly, and do not expect any third person on our behalf to:

●	Review investor information, including accredited investor questionnaires delivered by investors, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, “BLUE SKY LAWS”). ACCORDINGLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD IN ANY STATE OR OTHER JURISDICTION UNLESS THEY HAVE BEEN REGISTERED OR QUALIFIED FOR SALE IN SUCH STATE OR JURISDICTION OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS.

The Online Platform

The Company may use either its own hosting services or the hosting services of an online platform provider (a “Platform Provider”) to host the Offering of the Tokens. If the Company chooses to use the hosting services of a Platform Provider, such Platform Provider will not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our Offering Circular will be furnished to prospective investors in this Offering via download 24 hours a day, 7 days a week on a designated website.

Process of Subscribing

You will be required to complete a subscription agreement (the 'Subscription Agreement'), the form of which is attached as Exhibit 4 hereto, in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if you are not an 'accredited investor' as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Tokens in this Offering, you should complete the following steps:

1.	Go to the Company’s designated website, and click on the “Offering Circular” button;

2.	After reviewing the Offering Circular, click on the “Invest Now” button;

3.	Complete the online investment form;

4.	Electronically receive, review, execute and deliver to us a subscription agreement.

5.	Deliver funds directly by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account; and

6.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We or our advisors or agents will review all subscription agreements completed by the investor. After completion of such review of a subscription agreement for an investment in the Company, the funds may be released from the designated account, provided that the Company has accepted the investment.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. We or our advisors or agents will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, credit card, debt card, or electronic funds transfer via ACH to the specified account) by investors will be deposited into a segregated account. The Company has not made any arrangements to date to place the funds received in an escrow, trust, or similar arrangement. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card, credit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the Company will issue the Tokens to the investor. The Company will notify an investor when Tokens are ready to be issued.

There are no arrangements for the return of funds to subscribers if all of the securities offered are not sold. Subscribers should be aware that, regardless of the total amount of securities sold in this Offering, funds will not be returned except in the case of a rejected subscription as described above. The Company will retain all funds received from accepted subscriptions, even if the maximum offering amount is not reached.

(5) USE OF PROCEEDS

We intend to use the net proceeds for the following purposes: (a) to cover the fees and expenses associated with the qualification of this Offering under Regulation A, including legal, auditing, accounting, transfer agent, and other professional fees; (b) to fund the continued development and enhancement of our automated crypto exchange account platform and related technologies; (c) to hire additional personnel and contractors to support operations, customer service, and technology development; (d) to repay existing indebtedness; and (e) to allocate the remaining balance towards working capital and general corporate purposes, including marketing and expansion of our automated crypto exchange services.

We expect that all of the Tokens will be sold in this Offering on a “self-underwritten” basis through our officers and directors. However, we reserve the right to retain compliance brokerage services and/or broker-dealers to sell the Tokens and, in such case, we expect to pay discounts and commissions of up to 10% of the gross proceeds of the Offering.

The net proceeds of a fully subscribed offering (i.e., 18,000,000 Tokens sold), after estimated total offering expenses of approximately $250,000 (but excluding any discounts or sales commissions), will be approximately $19,750,000. However, we cannot guarantee that we will sell all of the Tokens being offered by us. We intend to use the net proceeds from this Offering as follows, depending upon whether we sell 25%, 50%, 75%, or 100% of the Tokens being offered in this Offering:

Offering Expenses	1.25%
Development Expenses	72%
Hiring of Personnel/Service Providers	20%
Repayment of Indebtedness	1%
General Corporate and Business Purposes	5.75%

A portion of the proceeds from this Offering will be allocated to compensate, provide loans to, or otherwise make payments to officers, directors, key employees, or consultants of the issuer. Such payments may include, but are not limited to, salaries, bonuses, consulting fees, reimbursement of expenses, and other forms of direct or indirect compensation. Additionally, proceeds may be used to fulfill contractual obligations, incentive programs, or other financial arrangements with management or affiliated parties, as deemed necessary by the Company's board of directors in accordance with applicable laws and regulations

As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses of the proceeds from this Offering. The use of the proceeds represents management’s estimates based upon current business and economic conditions. We reserve the right to use of the net proceeds we receive in the Offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted.

Because the offering is being made on a “best efforts” basis, without a minimum offering amount, the Company may close the Offering without sufficient funds for all the intended purposes set out above.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities.

(6) OUR BUSINESS

Corporate History and Background

The Company incorporated as a Delaware corporation on December 10, 2021 by the filing of certificate of incorporation with the Delaware Secretary of State. A copy of the Certificate of Incorporation filed with the Delaware Secretary of State is attached to this Offering Circular as an exhibit.

The Company filed a Certificate of Authority to register as a foreign corporation and commenced business operations in the State of Connecticut on March 24, 2022. This filing with the Connecticut Secretary of State authorizes the Company to conduct business within Connecticut in compliance with applicable state laws and regulations, and the Company is currently in good standing in the State of Connecticut. A copy of the Certificate of Authority filed with the Connecticut Secretary of State is attached to this Offering Circular as an exhibit.

Our principal executive office is located at 500 Post Road East, 2nd Floor, Westport, CT 06880, and our telephone number is (831) 709-4766. Our website address is www.realtradingresearch.com. The information on our website is not part of this offering circular.

Business Plan

The global digital asset market is rapidly expanding, with increasing demand for transparent, efficient, and accessible investment vehicles. Traditional hedge funds are limited by high barriers to entry, lack of transparency, and operational inefficiencies. The Company addresses these pain points by bringing hedge fund strategies on-chain, offering tokenized ownership, real-time settlement, and global accessibility.

The Company’s business model centers on the creation and operation of automated crypto-futures trading platforms, tokenized fund management, and the licensing of its proprietary software to third-party trading firms. The Company addresses a rapidly expanding global digital asset market, where investors are increasingly seeking transparent, efficient, and accessible investment vehicles. Traditional hedge funds are often hampered by high entry barriers, lack of transparency, and operational inefficiencies. The Company’s on-chain approach overcomes these challenges by offering tokenized ownership, real-time settlement, and global accessibility, all administered through audited smart contracts that ensure full automation and trustless operations, and governed by the Trend DAO through the Constitution (as further described below).

The company’s flagship product, the HyperTrend Protocol, is a fully automated, on-chain crypto-futures trading platform that utilizes industry-standard algorithms—such as trend, momentum, and carry strategies—to manage long and short positions. The platform is designed to accept trade signals from external sources, enabling third-party licensing and expanding its reach. Complementing this is the Trend Liquidity Vault, a DeFi vault structure that eliminates single counterparty risk and issues Trend Liquidity Provider tokens (HTP) to investors, representing proportional share ownership in the trading vault.

Central to the Company’s ecosystem is the $TREND Token, which is designed to align incentives and promote long-term engagement. The total supply of $TREND Tokens is capped at 100,000,000, enforced by smart contract. $TREND Token holders, who collectively form the Trend DAO, receive 20% of high watermark profits from the Trend Liquidity Vault and any future vaults, with distributions made in USDC, providing potential for real value payouts. The Trend DAO also governs the authorization and management of the Trend Protocol (as defined and further described in the Constitution for the Trend Protocol), and its tokenomics are structured to reward long-term holding and staking, including financial incentives such as boosted $USDC payouts. An initial airdrop will be made to existing customers and early investors. Team allocations of $TREND tokens vest only upon achieving specific performance metrics, such as assets under management and Sharpe ratio targets, ensuring that the interests of the team and investors are closely aligned.

The Company’s competitive advantages include full transparency through on-chain, real-time auditable operations; efficiency via automated smart contracts that reduce administrative overhead and enable real-time settlement; enhanced liquidity through tokenized ownership; and robust security provided by the DeFi vault structure and audited smart contracts. The platform’s architecture is highly scalable, supporting the creation of multiple funds and enabling third-party licensing opportunities.

The company’s revenue model is built on multiple streams, including performance fees (20% of profits) distributed to $TREND stakers, management fees (2% of assets under management), software licensing fees from third-party fund operators, and the potential appreciation of the $TREND token. Financial projections based on a conservative model anticipate an initial $50 million in assets under management across the Company’s own funds, existing customers, and new investors. In 2024, RTR expects to generate $7 million in gross revenue and $200,000 in EBITDA, with zero debt, a customer base of 40,000, and $20 million in assets on customer accounts.

The Company’s go-to-market strategy includes rewarding early adopters and existing customers with $TREND Token airdrops, leveraging a large opt-in email list and active social media presence to build community, and forming strategic partnerships with third-party trading firms for platform licensing. The company also prioritizes education and support, offering expert crypto coaching and customer service to onboard and retain users, and employs targeted digital marketing campaigns to attract new investors.

In 2024, the Company finalized its tokenomics, published its whitepaper, completed the underlying smart contract architecture and legal structuring, and conducted beta testing. The full launch of the HyperTrend Protocol and $TREND token, opening funds to new investors, and a third-party smart contract audit are planned for 2025. By 2026, the Company aims to expand its fund offerings, scale software licensing, and establish new investment vaults in optimal jurisdictions.

Research and Development

All of the senior team necessary for the success of this project are shareholders and are actively involved in the ongoing research and development of the Company’s underlying technology. The Company's research and development efforts are led by its c-suite members, who possess deep expertise in blockchain engineering, smart contract development, and quantitative trading strategies. All technology development is conducted in-house, with formal agreements in place that assign intellectual property rights to the Company and ensure alignment of interests through equity ownership. The team collaborates closely to iterate on protocol design, security enhancements, and product features, ensuring that the HyperTrend Protocol remains at the forefront of innovation in automated crypto-futures trading and on-chain fund management.

The key components of the Company’s R&D effort include the following:

1.	Design and testing of trading algorithms: James Hodges and James Copperwaith

2.	Design and development of the Smart Contracts: Jeff Marrison

3.	Design of the technologies surrounding the administration of the program: Timon Harinda

4.	Design and implementation of the Administrative and Partnership ecosystem: Scott Phillips and Howard Bruck

All members of this R&D effort are part of the Company’s core team. The entire project is expected to be complete and have passed a pilot testing period by Q1/2026.

Market Analysis

The digital asset management and crypto-futures trading industry is experiencing rapid growth, driven by increasing institutional and retail adoption of cryptocurrencies, the proliferation of decentralized finance (DeFi) platforms, and the ongoing evolution of blockchain technology. HyperTrend Labs, through its HyperTrend Protocol and $TREND Token ecosystem, is positioned at the intersection of several high-growth market segments: automated crypto-futures trading, on-chain fund management, and tokenized investment products.

The core market opportunity lies in the migration of traditional hedge fund strategies onto blockchain infrastructure. By leveraging smart contracts and tokenized ownership, HyperTrend Labs aims to deliver a fully automated, transparent, and trustless fund management platform. This approach addresses key pain points in the traditional asset management industry, such as limited transparency, high operational costs, and counterparty risk. The DeFi vault structure, which eliminates single counterparty risk and enables real-time settlement, is particularly attractive to sophisticated investors seeking both security and efficiency in digital asset exposure.

The competitive landscape is characterized by both established financial institutions entering the digital asset space and a growing number of native crypto and DeFi platforms. HyperTrend Labs differentiates itself through its proprietary high-frequency trading (HFT) algorithms, which have been in production since 2023 under the FinRev platform, and its commitment to full automation and audited smart contract administration. The company’s ability to accept trade signals from external sources also opens up licensing opportunities to third-party trading firms, expanding its addressable market beyond direct fund management.

Market demand for tokenized investment products is further supported by the increasing sophistication of crypto investors and the desire for greater liquidity, efficiency, and alignment of interests. The $TREND token’s design, which includes a hard cap of 100,000,000 tokens, revenue sharing from fund profits with potential for $USDC payouts, and performance-based team vesting, is intended to foster long-term ecosystem sustainability and continual demand for the token. Financial incentives for long-term staking, including boosted $USDC payouts, further enhance investor appeal. The initial customer base, comprising retail traders and existing FinRev clients with $20 million in assets, provides a strong foundation for scaling assets under management as the platform expands.

Despite the significant market opportunity, the industry remains highly volatile and subject to rapid regulatory and technological change. The value of digital assets and the success of automated trading strategies are influenced by macroeconomic conditions, market sentiment, and the ongoing evolution of blockchain protocols. HyperTrend Labs’ strategy of continual technology development, legal structuring in crypto-friendly jurisdictions, and focus on transparency and security is designed to mitigate these risks and position the company as a leader in the next generation of on-chain fund management.

Products and Services

1.	HyperTrend Protocol. HyperTrend Protocol is a fully automated, on-chain crypto-futures trading platform that utilizes industry-standard trading algorithms, including trend, momentum, and carry strategies. The platform is administered by audited smart contracts to ensure full automation, speed, and transparency. It also accepts trade signals from external sources, enabling third-party licensing opportunities.

2.	Trend Liquidity Vault. The Trend Liquidity Vault is a tokenized investment vault managed by the HyperTrend Protocol. Investors in the vault receive Trend Liquidity Provider tokens (HTP), which represent proportional share ownership in the vault. Profits generated by the vault are distributed according to a high-watermark model, with 20% of profits allocated to $TREND token stakers.

3.	$TREND Token Ecosystem. The $TREND Token Ecosystem allows $TREND token holders to receive a share of profits from the Trend Liquidity Vault and any future vaults. The tokenomics are designed to incentivize long-term holding, staking, and active participation in the ecosystem. An initial airdrop rewards early customers and investors, while team allocations vest based on performance metrics such as assets under management (AUM) and Sharpe ratio targets.

4.	Software Licensing and Concierge Services. Additionally, the platform offers software licensing and concierge services, including the licensing of smart contract fund management software to third-party trading firms and providing crypto expert concierge services for investors and partners.

Plan of Operations

The Company intends to implement an aggressive go-to-market plan intended to validate its business model, including to:

●	Engage a professional branding and marketing group to develop the Company’s crypto trading platform name and marketing collateral (print, web, mobile, and social media).

●	Employ a design consultant to properly design the platform's user interface, user experience, and overall visual theme.

●	Secure a cybersecurity specialist to ensure robust security protocols and compliance with industry standards.

●	Initially launch the fully automated crypto trading platform in select markets to validate the business model.

Furthermore, the Company plans to market the pre and post-launch of its automated crypto trading platform by:

●	Driving user acquisition by building brand awareness through targeted digital marketing campaigns, strategic partnerships with fintech influencers, and participation in blockchain and cryptocurrency industry events.

●	Offering promotional incentives such as free trial periods or reduced trading fees to attract prospective users to experience the platform's automated trading features. We believe that the history of user engagement patterns predicts a high retention rate and ongoing use once users experience the benefits of our automated trading technology.

●	Developing a robust social media presence to engage with the crypto community, share educational content, and provide updates on platform features and performance.

●	Creating media and public relations exposure to highlight the platform's unique value proposition, security features, and success stories from early adopters.

After the Company’s automated crypto trading platform has been operational for a reasonable test period, management plans to evaluate user engagement, trading volume, and system performance to determine the proper course of action for scaling and future feature development. If results from the test market demonstrate that the platform is profitable and scalable, the Company intends to expand its core team and expects to onboard approximately 50,000 to 100,000 new users within the following 12 - 24 months, subject to the availability of resources.

In the future, the Company seeks to develop new investment vehicles utilizing a variety of trading strategies, including algorithmic, quantitative, and discretionary approaches, while actively seeking exposure to emerging asset classes and innovative financial instruments that become available on-chain. This will involve continuous research and integration of new blockchain-based assets, DeFi protocols, and tokenized products to ensure the platform remains at the forefront of market opportunities.

The Company also plans to expand and enhance the platform technologies to ensure scalability, interoperability, and compliance with industry standards, enabling seamless licensing to both traditional and alternative hedge funds. This includes providing customizable modules, robust API integrations, advanced risk management tools, and comprehensive support services to facilitate adoption by institutional clients and partners.

Strategic Partnerships

The Company is actively exploring and pursuing strategic partnerships with entities that align with our vision and technology roadmap. Currently, much of our technology strategy is based on the HyperLiquid exchange technology, and we are targeting their ecosystem for both technology integration and business relationships. In addition to HyperLiquid, we are evaluating potential collaborations with other blockchain infrastructure providers, DeFi protocol developers, and institutional service platforms to enhance our product offerings and expand our market reach. These partnerships may include joint development initiatives, co-marketing agreements, and integration of complementary technologies to ensure our platform remains innovative, scalable, and attractive to a broad range of clients. While we retain the flexibility to pivot as needed, our approach is to build a robust network of strategic alliances that support our long-term growth and competitive positioning in the digital asset space.

Target Customers

Potential retail target customers for the Company's automated crypto trading platform include the following:

●	Individual investors seeking to diversify their portfolios;

●	Active traders looking for advanced algorithmic trading solutions;

●	Financial advisors and wealth managers;

●	Small to medium-sized investment firms;

●	Tech-savvy individuals interested in cryptocurrency markets; and

●	Institutions exploring automated trading strategies for digital assets.

The Company expects its user-friendly platform, robust security features, ongoing educational resources, and competitive pricing to resonate well with potential users, helping to establish a strong brand presence and loyal customer base.

The Company plans to implement a focused marketing strategy targeting specific segments of the crypto trading market. The emphasis of the marketing messages will be on the specific benefits of automated trading, such as increased efficiency, reduced emotional decision-making, and the potential for both short-term and long-term portfolio growth.

We are also developing a business unit to focus on the professional and institutional market, offering tailored solutions for financial advisors, investment firms, and other organizations. Pricing and terms will vary based on the scope of services, ranging from monthly subscription fees to enterprise-level licensing agreements.

Competition

We intend to compete with other automated cryptocurrency trading platforms and exchanges. The market for crypto trading solutions is highly competitive and rapidly evolving, with numerous established and emerging companies offering a range of automated trading tools, algorithmic strategies, and portfolio management services. Key competitors include platforms such as 3Commas, Cryptohopper, TradeSanta, and Shrimpy, as well as major exchanges that offer built-in automation features.

Many of our competitors have significant resources, established user bases, and strong brand recognition. They may offer a broader range of features, integrations with more exchanges, or advanced analytics and trading strategies. Some competitors also have the ability to provide financial incentives such as reduced trading fees, referral bonuses, or bundled services that we may not be able to match.

We intend to compete based on our proprietary trading algorithms, user-friendly interface, transparent pricing, and commitment to security and customer support. Our focus is on delivering superior trading performance, ease of use, and innovative features that address the evolving needs of both novice and experienced crypto traders.

Intellectual Property

Currently, the Company does not hold any patents; however, we are actively pursuing trademark registration for our company name, HyperTrend, HyperTrend Labs, and related branding elements. In addition, we are evaluating opportunities to seek patent protection for our proprietary trading algorithms, platform features, and other innovative technologies as our product development progresses. Our intellectual property strategy also includes securing copyrights for original software code and documentation, as well as maintaining trade secrets through robust internal policies and confidentiality agreements. These efforts are designed to safeguard our brand identity, technological advancements, and competitive position in the market.

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of trademarks, copyrights, trade secrets, as well as nondisclosure and assignment of invention agreements, material transfer agreements, confidentiality agreements, and other measures to protect our intellectual property and other proprietary rights.

Trademarks are significant to our business to the extent that a product or an attribute of a product represents a unique design or process. Patent protection of our products restricts competitors from duplicating these unique designs and features. To protect our proprietary secrets and competitive technologies, we have obtained and are seeking to further obtain patent, trade secret, trademark, and other intellectual property protection on our products whenever appropriate.

There are a number of proprietary processes in the design, development, and operation of our automated crypto trading platform. Our ability to protect and use our intellectual property in the continued development and commercialization of our technologies and products, and to prevent others from infringing on our intellectual property, is important to success.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require our employees, consultants, contractors, outside collaborators, board of directors, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants, and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Government Regulation

Regulation by governmental authorities in the United States and foreign countries can be a significant factor in the development, operation, and marketing of automated crypto trading platforms. Currently, our platform is subject to applicable laws and regulations governing digital assets, trading activities, and financial services. We monitor regulatory developments and intend to comply with all relevant requirements. The Company currently does not currently hold any specific licenses, registrations, or regulatory approvals for its automated crypto trading platform.

Personnel

The Company has thirteen(13) consultants and a group of eight (8) to (10) other consultants that we use on an “as-needed” basis.. The Company is not party to any collective bargaining agreement. None of our consultants are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our consultants to be satisfactory.

Legal Proceedings

As of the date of this circular, we are not party to, and our property is the subject of, any material legal proceedings.

(7) OUR PROPERTY

Our corporate headquarters are located at 500 Post Road East, 2nd Floor, Westport, CT 06880, which is leased to the Company and subject to the terms of a lease agreement. We believe that these facilities are adequate for our current needs, including providing the space and infrastructure to accommodate our development work based on our current operating plan. We believe that as may be needed, additional space can be leased in the same building we currently utilize. We do not own any real estate.

(8) MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of the Company together with our financial statements and the related notes included elsewhere in this circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this circular, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward Looking Statements

The following discussion should be read in conjunction with our financial statements and related notes included in this circular. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this circular.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this circular will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

The Company achieved notable growth in both revenue and operational scale during the fiscal years ended December 31, 2023 and December 31, 2024, and continued this positive trend into the interim period ended September 25, 2025. Total income rose from $2,699,085 in 2023 to $7,156,082 in 2024, and further to $4,972,794 for the nine months ended September 25, 2025, demonstrating a significant expansion of business activities. This increase was accompanied by higher costs and expenses, as the Company allocated additional resources to marketing, contract labor, and operational infrastructure to support its growth. Net income improved from a net loss of $94,931 in 2023 to a net profit of $148,284 in 2024, and the Company reported a net profit of $105,033 for the interim period ended September 25, 2025. As of December 31, 2024, the Company's balance sheet reflected a substantial increase in total assets, primarily attributable to higher cash balances and a new loan receivable, partially offset by increased liabilities, particularly credit card balances.

Significant Accounting Policies and Estimates

The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Results of Operations of The Company

For the year ended December 31, 2024, the Company reported total income of $7,156,082, representing a substantial increase from $2,699,086 in 2023. For the interim period from January 1, 2025, to September 25, 2025, total income was $4,972,794. Cost of goods sold was $251,662 in 2024, compared to $279,845 in 2023, reflecting changes in affiliate and joint venture costs as well as supplies. For the interim 2025 period, cost of goods sold was $52,500. As a result, gross profit increased to $6,904,420 in 2024 from $2,419,240 in the prior year, and was $4,920,294 for the interim period ended September 25, 2025.

Operating expenses rose significantly during the year, with advertising and marketing expenses increasing from $276,835 in 2023 to $3,048,815 in 2024. For the interim period from January 1, 2025, to September 25, 2025, advertising and marketing expenses were $2,065,819.79. Contract labor costs also grew, rising from $1,436,844 in 2023 to $1,948,869 in 2024, and were $1,351,034 for the interim 2025 period. In addition, general business expenses, office expenses, and legal/accounting fees increased, consistent with the Company’s expanded operations. Total expenses for 2024 were $6,756,204, up from $2,520,444 in 2023, and were $4,822,642 for the interim period ended September 25, 2025.

As a result of these changes, the Company’s net operating income improved from a loss of $101,204 in 2023 to a profit of $148,216 in 2024, and was $97,652 for the interim period from January 1, 2025, to September 25, 2025. After including other income, such as credit card rewards and interest earned, net income for 2024 was $148,284, compared to a total net loss of $94,931 in 2023. For the interim period from January 1, 2025, to September 25, 2025, net income was $105,033.

General and administrative expenses increased in line with the Company’s growth, particularly in advertising, contract labor, and office expenses. The Company’s cash flows from operating activities improved from a net outflow of $53,184 in 2023 to a net inflow of $216,833 in 2024, reflecting improved profitability and working capital management. Financing activities included capital contributions of $31,171 in 2024. The Company’s balance sheet as of December 31, 2024, shows total assets of $310,098, up from $33,894 at the end of 2023, with cash and cash equivalents comprising the majority of assets. Liabilities increased to $138,495, primarily due to higher credit card balances and short-term loans from shareholders. Total equity improved from a deficit of $7,853 at the end of 2023 to positive equity of $171,603 at the end of 2024.

Liquidity and Capital Resources

As of December 31, 2024, the Company had cash and cash equivalents of $281,898, compared to $33,894 at the end of 2023. The increase in cash was driven by improved operating cash flows and capital contributions. The Company’s current liabilities increased to $138,495, primarily due to higher credit card balances and shareholder loans. The Company’s liquidity position improved significantly during 2024, with net cash provided by operating activities of $216,833 and net cash provided by financing activities of $31,171. Management believes that the Company’s current cash position and access to credit facilities are sufficient to meet its operating and capital requirements for the foreseeable future.

Going Concern

The Company is commencing operations to generate sufficient revenue; however, the Company’s cash position is not currently and, in the future, may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering but can give no assurance of success. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of private offering. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We had no off-balance sheet transactions.

(9) DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT PERSONNEL

Our directors, executive officers, and significant personnel as of the date of this filing are as follows:

Name	Position	Age	Term of Office	Approximate Hours per Week
Scott Phillips	Co-Chief Effective Officer; Director	51	4	30
Howard Bruck	Co-Chief Effective Officer; Chief Financial Officer; Director	65	4	20
Timon Haringa	Chief Technology Officer	49	3	40
James Hodges	Quant Researcher	45	1	30
James Copperswaith	HTF Trade Execution and Market Maker	26	0.5	10
Jeff Marrison	Blockchain Technology	46	0.5	25
Caroline Labour	Director Customer Experience	44	4	40
John Choi	Chief Marketing Officer	42	2	30

Scott Phillips, Founder, Co-CEO, and Head of Strategy

Scott Phillips is responsible for defining company strategy and product design at HyperTrend Labs. A serial technology entrepreneur, Scott began his career in 1996 by scaling the third affiliate marketing platform on the early internet at the age of 21. With over 15 years of experience trading various asset classes, he shifted his focus to digital assets in 2020, quickly establishing himself as an expert and building a strong network within the crypto ecosystem. Scott has led HyperTrend Labs by bootstrapping through its own profitability and consistently developing unique crypto-based products and services. He holds a Bachelor of Business and a Bachelor of Laws (Honors) from Queensland University of Technology.

Howard Bruck, Co-Founder, Co-CEO, and Chief Financial Officer

Howard Bruck oversees the financial, administrative, and enterprise planning functions at HyperTrend Labs. He brings a disciplined approach to strategy and operational management, developed over a long career in regulated financial services organizations. Howard previously served as CEO of Farm Credit Financial Partners, CIO at Sterling Bank, and Managing Director at the New York Stock Exchange (NYSE). He began his career at PepsiCo and has been an adjunct professor for 17 years at NYU, Fordham, and Fairfield. Howard earned his BS from Long Island University and his MBA from Fordham University.

Timon Haringa, Chief Technology Officer

Timon Haringa leads the design and development of HyperTrend Labs’ advanced trading systems and manages the software engineering department. He is a key member of the strategic planning team and brings over 20 years of experience in FinTech, gaming, and embedded systems, having worked at companies such as RingZero and Mohara. Timon’s work has received multiple accolades, including Best New Digital Product of the Year at the Global Retail Banking Innovation Awards. He holds a Bachelor of Science in Information Technology from the Royal Melbourne Institute of Technology.

James Hodges (@theRobotJames), Quant Research Lead

James Hodges leads the quantitative research team and is responsible for designing trading algorithms at HyperTrend Labs. He has held positions in the quant research departments of Barclays, Deutsche Bank, and Société Générale, and was Head of the Asia/Pacific arm of Alfa Financial Software, a FinTech company in New Zealand. James holds a Master of Science in Physics from University College London.

James Copperswaith (@liquiditygoblin), HTF Trade Execution and Market Maker

James Copperswaith is responsible for developing next-generation high-frequency trade execution and market-making capabilities. He is the founder and CEO of Dark Forest Research, which began as a DeFi-only MEV firm and expanded to centralized and decentralized exchange arbitrage and market making. Dark Forest trades on-chain across Ethereum, Solana, and most major centralized exchanges, with daily volumes in the eight-figure range. James started his career as a trading intern and quant researcher at Vivienne Court Trading and holds a Bachelor of Engineering (Honors) from the University of Queensland, where his honors thesis focused on deep learning architectures for semantic segmentation of 3D brain images.

Jeff Marrison, Blockchain Technology Lead

Jeff Marrison leads the development of smart contract software and oversees technology and information security at HyperTrend Labs. He is recognized for several technology firsts, including the first scaled internet video conference application and early-stage e-commerce platforms. His “HeavyThing” assembler library is widely used and taught in PhD computer science programs. Jeff holds an RPM in Computer Science from the Australian Computer Society.

Caroline Labour, Director of Customer Experience

Caroline Labour leads the Customer Experience Team, overseeing customer systems, expert crypto coaching, and support. A Certified Practising Accountant (CPA), Caroline has deep expertise in management accounting, finance transformation, and customer-centric operations, developed at organizations such as Caltex Australia and Foxtel. Before joining HyperTrend Labs in 2022, she founded and operated a successful money and mindset coaching academy, where she also honed her skills in cryptocurrency and options trading. Caroline holds a Bachelor of Accounting from the University of Technology Sydney.

John Choi, Director of Marketing

John Choi serves as Chief Marketing Officer, championing blockchain’s transformative potential in finance. He began his career at BDO, one of the world’s leading accounting firms, before pivoting to marketing. Over the past eight years, John has built and led marketing teams across competitive industries, generating over $100 million in attributable online sales. He holds a Bachelor’s degree from Massey University with a double major in Accounting and Finance.

Family Relationships

There are no familial relationships between any of our officers and directors.

Structure and Operation of the Board

We do not have standing audit, compensation or nominating committees of our Board. However, the full Board performs all of the functions of a standing audit committee, compensation committee and nominating committee. The Board currently consists of 3 directors: Howard Bruck, Scott Phillips, and Timon Haringa. The following is a brief description of these functions of the Board.

For the purposes of the Trend Protocol, the overall governance framework is established by the Trend Protocol Constitution, which outlines the self-governance of the “Trend Protocol” by holders of the $TREND Token (each, a “Tokenholder”, and collectively, the “Trend DAO”). A British Virgin Islands foundation company, the “Trend Foundation”, has been formed to serve the Trend DAO and facilitate the growth and development of the Trend Protocol and its ecosystem. This Constitution details the roles of the Trend DAO and the Foundation, and the mechanisms for governance, including the Trend Improvement Proposal (“TIP”) Process, community values, and the powers of the Security Council.

Nomination of Directors

The Company's Board does not currently have a standing nominating committee, and thus we do not have a nominating committee charter. Due to our small size and limited operations to date, the Company's Board determined that it was appropriate for the entire Board to act as the nominating committee. The full Board currently has the responsibility of selecting individuals to be nominated for election to the Company's Board. Board candidates are typically identified by existing directors or members of management. The Board will consider director candidates recommended by stockholders. Any such candidates will be evaluated on the same basis as other candidates being evaluated by the Board. Information with respect to such candidates should be sent to Real Trading Research Inc. at 500 Post Road East, 2nd Floor, Westport, CT 06880. The Board considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. Separately, the Trend Foundation's Security Council members are elected through a defined process outlined in the Trend Protocol Constitution.

Audit Committee Related Function

The Company's Board does not have a standing audit committee, and thus we do not have an audit committee charter. Due to our small size and limited operations to date, the Company's Board determined that it was appropriate for the entire Board to act as the audit committee. The Company's Board intends to review with management and the Company’s independent public accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the Board deems appropriate. The Trend Foundation maintains its own financial oversight and compliance procedures.

Audit Committee Financial Expert

The Company's Board does not have an audit committee financial expert, because we do not have an audit committee. This does not affect the financial oversight and compliance mechanisms of the Trend Foundation.

Risk Oversight

The Board’s risk oversight is administered primarily through the following:

●	review and approval of an annual business plan;

●	review of a summary of risks and opportunities at meetings of the Board;

●	review of business developments, business plan implementation and financial results;

●	oversight of internal controls over financial reporting; and

●	review of employee compensation and its relationship to our business plans.

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether there should be a separate non-executive chairman.

Compensation Committee Related Function

The Company's Board does not currently have a standing compensation committee, and thus we do not have a compensation committee charter. Due to our small size and limited operations to date, the Company's Board determined that it was appropriate for the entire Board to act as the compensation committee. The full Company Board currently has the responsibility for reviewing and establishing compensation for executive officers and making policy decisions concerning salaries and incentive compensation for executive officers of the Company. Separately, the Trend DAO has mechanisms for managing the Trend Treasury and can make decisions regarding funding and grants through the TIP process.

The Company’s executive compensation program is administered by the Board, which determines the compensation of the Executive Chairman and other executive officers of the Company. In reviewing the compensation of the individual executive officers (other than the Executive Chairman), the Board intends to consider the recommendations of the Executive Chairman, published compensation surveys and current market conditions.

Communication with Investors

Investors wishing to communicate with the Board can send an email to howard.bruck@realtradingresearch.com or write or telephone to the Company’s corporate offices:

Real Trading Research Inc.

500 Post Road East, 2nd Floor

Westport, CT 06880

Telephone: (831) 709-4766

All such communication must state the type and amount of Company securities held by the investor and must clearly state that the communication is intended to be shared with the Board. The Company’s Chairman will forward all such communications to the members of the Board.

Corporate Policies

The Company has adopted the following written policies:

1.	Human Resources Policy

2.	Information Security Policy

3.	Accounting Policy

4.	Direct Sales Policy

(10) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding compensation of our executive officers.

Name	Capacities in which compensation was received	Year (2024)	Cash Compensation	Other Compensation	Total Compensation
Scott Phillips	CEO/Board	2024	$290,500	-	$290,500
Howard Bruck	CFO/Board	2024	$218,000	-	$218,000
Timon Haringa	CTO/Board	2024	$140,275	-	$140,275
James Hodges	Head Quant	2024	$90,500	-	$90,500
Caroline Labour	Head Ops	2024	$110,000	-	$110,000
John Choi	CMO	2024	$148,000	-	$148,000

Employment Agreements

The Company has entered into Consulting Agreements with Scott Phillips, Howard Bruck, Timon Haringa, James Hodges, Caroline Labour, and John Choi. All such Consulting Agreements include confidentiality obligations and may be terminated by either party at their convenience.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Bylaws contain customary limits on liability and indemnity provisions for the directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular as an Exhibit.

Equity Incentive Plan

The Company does not currently have any equity incentive or bonus plans for service providers, including executives.

(11) SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of October 15, 2025 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The following table provides for percentage ownership assuming 5,000 shares of common stock are issued and outstanding as of October 29, 2025. Unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Shares of Common Stock Beneficially Owned
Scott Phillips	2,375	47.5%
Howard Bruck	850	17%
Timon Haringa	500	10%
James Hodges	250	5%
James Copperswaith	250	5%
Jeff Morrison	200	4%
Dan Richelson	200	4%
John Choi	125	2.5%
Caroline Labour	100	2%
Vincent Haringa	25	0.5%
Lyndon Hector	25	0.5%
Chris Sweatman	25	0.5%
Richard DeKock	25	0.5%
Abraao Coelho	25	0.5%
Reserved	25	0.5%

(12) INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as otherwise disclosed in this document, there have been no transactions since the beginning of the last fiscal year, nor are any currently proposed, in which the Company entered into an agreement involving more than $50,000 with any director, executive officer, nominee for election as a beneficial owner or any immediate family member of these individuals. If any such transactions have occurred, they are described in the relevant sections of this offering statement, including the names of the interested parties, their relationship to the Company, the nature of their interest in the transaction, and, when possible, the amount of their interest.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provides that we indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our officers, employees, and consultants when determined appropriate by the board.

(13) SECURITIES BEING OFFERED

We are offering up to $20,000,000 of 18,000,000 Tokens in this Offering.

As part of the Offering, the Company intends to offer its Tokens for sale on the following general terms:

● Maximum Amount:	The Company is Offering to sell up to $20,000,000 worth of Tokens.

● Offer Price:	$1.11 per Token.

● Min./Max. Subscription Amount Per investor:	Minimum: $1,110 (1,000 Tokens).

Maximum: A number of Tokens equal, in dollar value, to the dollar amount which is ten percent (10%) of the greater of such purchaser’s annual income or net worth; unless the investor qualifies as an Accredited Investor, in which case such maximum investment amount would not apply.

● No Fractional Interests	The Tokens will be sold and issued only in whole number increments.

● Ongoing Offering:	The initial offer and sale of the Tokens will be made on an ongoing and rolling basis to eligible purchasers, from time to time,

● Escrow:	The Company has not made any arrangements to place the funds received from the sale of the Tokens into any escrow, trust, or similar vehicle.

Token holders are entitled to certain rights and potential benefits designed to mitigate dilution. These include the potential for real value payouts in $USDC for $TREND holders and financial incentives for long-term staking, which may include boosted $USDC payouts. The total supply of Tokens is hard-capped at 100,000,000 and enforced by smart contract to prevent dilution.

(14) LEGAL MATTERS

Certain legal matters regarding the securities being offered by this offering circular have been passed upon for us by Falcon Rappaport & Berkman LLP at Rockville Centre, New York.

(15) EXPERTS

No expert or counsel named in this offering as having prepared or certified any part of this offering or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the Offering of the Tokens was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, employee, or consultant.

Our financial statements as of and for the year ended December 31, 2024 and December 31, 2023, and for the interim period of January 1, 2025 through September 25, 2025, have not been audited by an independent registered public accounting firm. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements are presented on an unaudited basis in accordance with generally accepted accounting principles (GAAP) and represent the Company's financial position and performance based on internal records and management's best estimates.

(16) WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular is part of an offering statement on Form 1-A that we filed with the SEC under Regulation A promulgated under the Securities Act and does not contain all the information set forth in the offering statement. Certain information in the offering statement has been omitted from this offering circular in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the offering statement that are excluded from this offering circular. The offering statement is available at the SEC’s website at www.sec.gov.

(17) FINANCIAL STATEMENTS

INDEX

Real Trading Research Inc.

Page
(i)	Consolidated Balance Sheets as of December 31, 2024 and 2023 and for the interim period of January 1, 2025 through September 25, 2025 (Unaudited)	F-2

(ii)	Consolidated Profit and Loss Statements for the years ended December 31, 2024 and 2023 and for the interim period of January 1, 2025 through September 25, 2025 (Unaudited)	F-4

(iii)	Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2024 and 2023 and for the interim period of January 1, 2025 through September 25, 2025 (Unaudited)	F-8

(iv)	Consolidated Statements of Cash Flows for the years ended December 31, 2024 and 2023 and for the interim period of January 1, 2025 through September 25, 2025 (Unaudited)	F-9

Real Trading Research

Balance Sheet

As of December 31, 2024

	JAN - DEC 2023	JAN - DEC 2024
ASSETS
Current Assets
Bank Accounts
Chase Savings #5256	58.94	274,666.65
Crypto Investment Account		-23,360.80
PLAT BUS CHECKING #8250	33,835.25	30,591.89
Total Bank Accounts	$33,894.19	$281,897.74
Other Current Assets
Loan Receivable 2024		28,200.00
Total Other Current Assets	$0.00	$28,200.00
Total Current Assets	$33,894.19	$310,097.74
TOTAL ASSETS	$33,894.19	$310,097.74
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Credit Cards
Chase Business Card #7388	18,746.81	115,495.05
Total Credit Cards	$18,746.81	$115,495.05
Other Current Liabilities
Short-term loans from shareholders	23,000.00	23,000.00
Total Other Current Liabilities	$23,000.00	$23,000.00
Total Current Liabilities	$41,746.81	$138,495.05
Total Liabilities	$41,746.81	$138,495.05
Equity
Capital Contributions	225,000.00	256,170.96
Common stock	500.00	500.00
Owners Draw		0.00
Retained Earnings	-138,421.81	-233,352.62
Net Income	-94,930.81	148,284.35
Total Equity	$-7,852.62	$171,602.69
TOTAL LIABILITIES AND EQUITY	$33,894.19	$310,097.74

Balance Sheet

Real Trading Research

As of September 25, 2025

DISTRIBUTION ACCOUNT	TOTAL

Assets
Current Assets
Bank Accounts
Chase Savings #5256	171,137.67
Crypto Investment Account	151,639.20
PLAT BUS CHECKING #8250	89,652.00
Total for Bank Accounts	$412,428.87
Accounts Receivable
Other Current Assets
Loan Receivable 2024	18,200.00
Total for Other Current Assets	$18,200.00
Total for Current Assets	$430,628.87
Fixed Assets
Other Assets
Total for Assets	$430,628.87
Liabilities and Equity
Liabilities
Current Liabilities
Accounts Payable
Credit Cards
Capital One Credit Card	79,012.36
Chase Business Card #7388	55,860.80
Total for Credit Cards	$134,873.16
Other Current Liabilities
Due to/from Howard Bruck	-3,880.00
Short-term loans from shareholders	23,000.00
Total for Other Current Liabilities	$19,120.00
Total for Current Liabilities	$153,993.16
Long-term Liabilities
Total for Liabilities	$153,993.16
Equity
Capital Contributions	256,170.96
Common stock	500.00
Owners Draw
Retained Earnings	-85,068.27
Net Income	105,033.02
Total for Equity	$276,635.71
Total for Liabilities and Equity	$430,628.87

Real Trading Research

Profit and Loss

January 2023 - December 2024

	JAN - DEC 2023	JAN - DEC 2024	TOTAL
Income
Sales	2,699,085.53	7,156,082.13	$9,855,167.66
Total Income	$2,699,085.53	$7,156,082.13	$9,855,167.66
Cost of Goods Sold
Affiliate/JV	279,845.31	128,470.72	$408,316.03
Cost of goods sold			$0.00
Supplies & materials - COGS		123,191.25	$123,191.25
Total Cost of goods sold		123,191.25	$123,191.25
Total Cost of Goods Sold	$279,845.31	$251,661.97	$531,507.28
GROSS PROFIT	$2,419,240.22	$6,904,420.16	$9,323,660.38
Expenses
Advertising & marketing	276,835.07	3,048,814.63	$3,325,649.70
Commissions & fees	398,836.88	1,147,116.04	$1,545,952.92
Contract labor	342,808.60	1,085,636.19	$1,428,444.79
Operations	661,252.14	494,466.95	$1,155,719.09
Production	370,102.50	323,327.54	$693,430.04
Projects	62,681.18	45,438.16	$108,119.34
Total Contract labor	1,436,844.42	1,948,868.84	$3,385,713.26
Dues & Subscriptions	3,732.05	6,857.40	$10,589.45
General business expenses	37,910.00	75,815.00	$113,725.00
Bank fees & service charges	3,696.01	3,463.38	$7,159.39
Continuing education	4,795.00		$4,795.00
Exchange Fee	122.45	317.98	$440.43
Memberships & subscriptions		195.00	$195.00
Total General business expenses	46,523.46	79,791.36	$126,314.82
Insurance			$0.00
Business insurance	1,529.00	1,584.00	$3,113.00
Total Insurance	1,529.00	1,584.00	$3,113.00
Interest paid			$0.00
Credit card interest	711.46	422.62	$1,134.08
Total Interest paid	711.46	422.62	$1,134.08
Legal & accounting services			$0.00
Accounting fees	2,000.00		$2,000.00
Bookkeeping	2,424.27	4,365.00	$6,789.27
Consulting	19,478.70		$19,478.70
Legal Fees	10,540.58	4,135.00	$14,675.58
Total Legal & accounting services	34,443.55	8,500.00	$42,943.55
Office expenses			$0.00
Merchant account fees	41,746.32	97,299.63	$139,045.95
Office supplies	5,254.00	2,291.98	$7,545.98

Real Trading Research

Profit and Loss

January 2023 - December 2024

	JAN - DEC 2023	JAN - DEC 2024	TOTAL
Software & apps	272,591.02	326,541.48	$599,132.50
Total Office expenses	319,591.34	426,133.09	$745,724.43
Rent	1,089.00	1,287.00	$2,376.00
Taxes paid	307.50	870.00	$1,177.50
Travel		11.30	$11.30
Airfare		656.33	$656.33
Total Travel		667.63	$667.63
Uncategorized Expense		85,291.20	$85,291.20
Total Expenses	$2,520,443.73	$6,756,203.81	$9,276,647.54
NET OPERATING INCOME	$-101,203.51	$148,216.35	$47,012.84
Other Income
Credit card rewards	6,255.91		$6,255.91
Interest earned	16.79	68.00	$84.79
Total Other Income	$6,272.70	$68.00	$6,340.70
NET OTHER INCOME	$6,272.70	$68.00	$6,340.70
NET INCOME	$-94,930.81	$148,284.35	$53,353.54

Profit and Loss

Real Trading Research

January 1-September 25, 2025

DISTRIBUTION ACCOUNT	TOTAL

Income
Sales	4,972,794.55
Total for Income	$4,972,794.55
Cost of Goods Sold
Affiliate/JV	52,500.00
Total for Cost of Goods Sold	$52,500.00
Gross Profit	$4,920,294.55
Expenses
Advertising & marketing	2,065,819.79
Commissions & fees	807,977.00
Contract labor	$407,595.53
Operations	390,536.00
Production	362,854.66
Projects	56,325.89
Technology Contractor	133,722.28
Total for Contract labor	$1,351,034.36
Filing Fees	12.10
General business expenses	$900.00
Bank fees & service charges	$3,125.30
Credit Card Fees	150.00
Total for Bank fees & service charges	$3,275.30
Exchange Fee	7.12
Memberships & subscriptions	65.00
Total for General business expenses	$4,247.42
Insurance	0
Business insurance	1,243.50
Total for Insurance	$1,243.50
Interest paid	0
Credit card interest	173.82
Total for Interest paid	$173.82
Legal & accounting services	0
Bookkeeping	6,406.81
Legal Fees	16,132.00
Total for Legal & accounting services	$22,538.81
Office expenses	0
Merchant account fees	104,416.52
Office supplies	575.97
Software & apps	442,707.36
Total for Office expenses	$547,699.85
Rent	793.50

Profit and Loss

Real Trading Research

January 1-September 25, 2025

DISTRIBUTION ACCOUNT	TOTAL

Taxes paid	$19,598.00
Crypto Tax Expense	277.91
Total for Taxes paid	$19,875.91
Travel	$421.40
Airfare	328.57
Hotels	35.63
Vehicle rental	440.68
Total for Travel	$1,226.28
Total for Expenses	$4,822,642.34
Net Operating Income	$97,652.21
Other Income
Credit card rewards	7,352.56
Interest earned	28.25
Total for Other Income	$7,380.81
Other Expenses
Net Other Income	$7,380.81
Net Income	$105,033.02

Real Trading Research

Statement of Equity Changes

	12/31/2023	12/31/2024	9/30/2025
Opening Equity Balance	86,578	(7,852)	171,603
Capital Contributions	0	31,171	0
Net Profits	(94,930)	148,284	10,054
Unrealized Gains	0	0	0
Dividents Paid	0	0	0
Share Buyback	0	0	0
Issues of Equity Balance	500	0	0
Ending Equity Balance	(7,852)	171,603	181,657

Real Trading Research

Statement of Cash Flows

January 2023 - December 2024

	JAN - DEC 2023	JAN - DEC 2024	TOTAL
OPERATING ACTIVITIES
Net Income	-94,930.81	148,284.35	$53,353.54
Adjustments to reconcile Net Income to Net Cash provided by operations:			$0.00
Loan Receivable 2024		-28,200.00	$-28,200.00
Chase Business Card #7388	18,746.81	96,748.24	$115,495.05
Short-term loans from shareholders	23,000.00		$23,000.00
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	41,746.81	68,548.24	$110,295.05
Net cash provided by operating activities	$-53,184.00	$216,832.59	$163,648.59
FINANCING ACTIVITIES
Capital Contributions		31,170.96	$31,170.96
Common stock	500.00		$500.00
Owners Draw		0.00	$0.00
Net cash provided by financing activities	$500.00	$31,170.96	$31,670.96
NET CASH INCREASE FOR PERIOD	$-52,684.00	$248,003.55	$195,319.55

Statement of Cash Flows

Real Trading Research

January 1-September 25, 2025

FULL NAME	TOTAL
OPERATING ACTIVITIES
Net Income	116,163.31
Adjustments to reconcile Net Income to Net Cash provided by operations:
Capital One Credit Card	84,572.66
Chase Business Card #7388	-76,131.85
Due to/from Howard Bruck	-3,880.00
Loan Receivable 2024	10,000.00
Total for Adjustments to reconcile Net Income to Net Cash provided by operations:	$14,560.81
Net cash provided by operating activities	$130,724.12
INVESTING ACTIVITIES
FINANCING ACTIVITIES
NET CASH INCREASE FOR PERIOD	$130,724.12
Cash at beginning of period	$281,897.74
CASH AT END OF PERIOD	$412,621.86

EXHIBITS

1.	Certificate of Incorporation of Real Trading Research Inc. (DE)

2.	Certificate of Authority of Real Trading Research Inc. (CT)

3.	Bylaws of Real Trading Research Inc.

4.	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on October 29, 2025.

REAL TRADING RESEARCH INC.

By:	/s/ Scott Phillips
Scott Phillips, Co-Chief Executive Officer

By:	/s/ Howard Bruck
Howard Bruck, Chief Financial Officer